Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

November 5, 2008

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The fourth quarter increase of $755,000 in the sales tax reserve combined with the $396,000 first quarter decrease accounted for approximately $1.2 million of the $1.8 million fiscal 2009 first quarter operating expense reduction. The remaining decrease is the result of decreases in sales and marketing expenses due to a decrease in commissions as a result of the lower sales, as well as a decrease in expenses for conventions and meetings. These decreases were partially offset by a slight increase in research and development expenses.

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The 23 percent decrease in operating expenses over the prior year period is once again a result of a decrease in selling, general and administrative expenses largely due to the sales tax reversal previously mentioned, and a decrease in commissions due to lower sales.

•	Our days sales outstanding at the end of the first quarter were 48 days, up slightly when compared to 44 days for the quarter ending June 30, 2008.